Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT BETWEEN
MARTHA STEWART LIVING OMNIMEDIA, INC.
AND MARTHA STEWART DATED AS OF APRIL 1, 2009
     AGREEMENT, dated as of April 1, 2009 (the “Effective Date”), by and between Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), and Martha Stewart (the “Founder”).
     WHEREAS, the Founder is a party to an employment agreement, dated September 17, 2004, as amended (the “Prior Employment Agreement); and
     WHEREAS, the Company recognizes that the Founder’s talents and abilities are unique and have been integral to the success of the Company;
     WHEREAS, the Company wishes to secure the ongoing services of the Founder pursuant to the terms and conditions set forth herein, and therefore the Founder and the Company intend hereby to enter into a new amended and restated employment agreement as set forth herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
     1. Employment. From and after the Effective Date, the Company hereby agrees to employ the Founder as Chief Editorial and Media Director of the Company, and the Founder hereby accepts such employment, on the terms and conditions set forth below.
     2. Term. The Founder’s employment by the Company hereunder shall begin on the Effective Date and shall end on March 31, 2012, but subject to earlier termination as provided herein (the “Employment Period”). The Employment Period may be extended by mutual agreement of the Company and the Founder.
     3. Position and Duties. During the Employment Period, the Founder shall serve as Founder, Chief Editorial and Media Director of the Company with the following duties, authority and responsibilities:
          (i) serving as Founding Editorial Director for all publications of the Company;
          (ii) serving as an executive producer for television and radio productions of the Company; and
          (iii) subject to the oversight of the Board, serving as the primary spokesperson for the Company (it being understood, however, that the Principal Executive Officer, Chief Executive Officer(s) and the Chief Financial Officer of the Company, rather than the Founder, shall serve as primary spokespersons for the Company to the financial and investment community and with respect to business and financial affairs).
     The Founder shall report directly to the Board. Unless otherwise authorized by the Board, the

Founder shall devote substantially all of her working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of her duties for the Company. Notwithstanding the above, the Founder shall be permitted, to the extent such activities do not violate, or substantially interfere with her performance of her duties and responsibilities under this Agreement, or any other agreement to which she and the Company are parties, in all cases except for (iii), as determined by the Principal Executive Officer and a committee of the Board, to (i) engage in motion picture, television, public speaking and publishing activities, (ii) appear from time to time in commercials and/or advertisements that do not present a conflict with the Company’s interests with respect to its products or significant business relationships, in all cases subject to the approval of the Board, (iii) manage her personal, financial and legal affairs (including writing her autobiography), (iv) serve on civic or charitable boards or committees (it being expressly understood and agreed that the Founder’s continuing to serve on any such board and/or committees on which she is serving, or with which she is otherwise associated, as of the Effective Date, shall be deemed not to interfere with her performance of her duties and responsibilities under this Agreement), (v) serve on boards of other companies and (vi) make personal appearances and lectures, and the Founder shall be entitled to receive and retain all remuneration received by her from the items listed in clauses (i) through (vi) of this paragraph (including, without limitation, appearance and speaking fees, book advances, royalties, residuals and other fees and compensation (including guild and union payments) payable therewith) outside the performance of her duties hereunder.
     4. Place of Performance. During the Employment Period, the locations of employment of the Founder shall be in New York City, New York and Bedford, New York and the Founder shall not be required to relocate her employment to any other location. During the Employment Period, the Company shall provide the Founder with the same offices and staff that she was provided with immediately prior to the Effective Date.
     5. Compensation and Related Matters.
          (a) Talent Compensation. In consideration of her continued work as a performer and for making public appearances on behalf of the Company or for third-parties as required in support of products covered by Company contracts with third parties consistent with past practices, and as an author or provider of content consistent with past practices for the Company’s media properties, publications and contractual arrangements during the Employment Period, the Company shall pay the Founder talent compensation at the rate of not less than Two Million Dollars ($2,000,000) per year (the “Talent Compensation”). The Talent Compensation shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices and subject to all applicable income and employment tax withholdings. The Talent Compensation shall be subject to annual review by the Board and may be increased in the Board’s discretion. If the Talent Compensation is increased by the Board, such increased Talent Compensation shall then constitute the Talent Compensation for all purposes under this
Agreement.
          (b) Annual Bonus. For each full fiscal year of the Company that begins and ends during the Employment Period, and for the 2009 fiscal year, the Founder shall be eligible to earn an annual cash bonus (the “Annual Bonus”) in such amount as shall be determined by the

Compensation Committee of the Board (the “Compensation Committee”) based on the achievement of Company and individual performance goals as established by the Compensation Committee for each such fiscal year , with a target Annual Bonus equal to One Million Dollars ($1,000,000) (the “Target Amount”) and a maximum Annual Bonus equal to 150% of the Target Amount. The Compensation Committee shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied. Such Annual Bonus shall be paid in a lump sum no earlier than January 1st and no later than March 15th of the calendar year following the calendar year to which such bonus relates. The Founder shall be entitled to receive a pro rata portion of any payable Annual Bonus for the 2012 fiscal year, upon expiration of the Employment Period if this Agreement is not renewed, which pro rata portion shall be determined by multiplying the amount of the Annual Bonus paid to the Founder in respect of the full fiscal year immediately prior to the expiration of the Employment Period by a fraction the numerator of which is the number of days the Founder was employed by the Company in the 2012 Fiscal Year and the denominator or which is 365 and, subject to Section 20(b) below, such pro rata Annual Bonus shall be paid by the Company to the Founder within thirty (30) days following the expiration of the Employment Period.
          (c) Make-whole/retention payment. In recognition of her extraordinary efforts on behalf of the Company and to maintain her continued level of involvement during the Employment Period consistent with past practices, the Company shall as soon as practicable following the full execution of this Agreement (but not later than the date which is five (5) days following the full execution hereof) pay the Founder a payment of Three Million Dollars ($3,000,000); provided, however, that if the Founder terminates this Agreement without Good Reason (defined below) or the Company terminates this Agreement for Cause (defined below) during the Employment Period, a pro-rata portion of such payment (determined based on a fraction, the numerator of which is the number of calendar days from the Date of Termination (defined below) through the last day of the Employment Period, and the denominator of which is the total number of calendar days of the Employment Period) shall be subject to forfeiture and repayment by the Founder upon such terms and conditions as determined by the Compensation Committee in its discretion at the time of such forfeiture.
          (d) Automobiles. During the Employment Period, the Company shall provide the Founder with automobiles and drivers seven days per week on a basis no less favorable than in effect immediately prior to the Effective Date to be used in the Founder’s sole discretion.
          (e) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Founder for all business, travel and entertainment expenses on a basis no less favorable than in effect immediately prior to the Effective Date and subject to the
Company’s current expense reimbursement policies, including, without limitation, first class transportation or travel on a private plane of the Company to the extent that such private plane is available. The Founder shall pay the SIFL rate for any personal use of such private plane.
          (f) Vacation. During the Employment Period, the Founder shall be entitled to six weeks of vacation per year. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year.

          (g) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, the Founder (and her eligible spouse and dependents) shall be entitled to participate in all welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment, travel accident and life insurance plans, programs and arrangements, on a basis no less favorable than in effect with respect to the Founder immediately prior to the Effective Date. In addition, during the Employment Period, the Founder shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any equity-based incentive plans, severance plans, retention plans and any annual cash incentive plan, on a basis no less favorable than in effect immediately prior to the Effective Date.
          (h) Security Expenses. During the Employment Period, the Company shall pay or promptly reimburse the Founder for (1) all installation and maintenance costs and monitoring fees relating to security at the Founder’s residences and (2) all expenses relating to personal security services for the Founder.
          (i) Telephone and Internet Access. During the Employment Period, the Company shall pay or promptly reimburse the Founder for customary telephone, computer usage and internet access at her homes for business use.
          (j) New Programming. For any original network, cable or syndicated show of the Company (other than “The Martha Stewart Show”) produced after the Effective Date and in which the Founder is the on-air talent (“New Programming”), the Founder shall be entitled to receive an amount equal to the fair market value of her talent services, as mutually agreed to by the Founder and the Board, or, if the Founder and the Board are unable to agree upon such fair market value, by an independent expert selected by mutual agreement between the Founder and the Board (it being understood that any determination of fair market value shall take into account the Founder’s rights to residual payments pursuant to the next sentence). Any payments in respect of New Programming shall be paid in the calendar year following the calendar year of production. In addition, with respect to any re-run or re-packaging of any New Programming (each, a “Re-run”), the Founder shall receive an amount equal to ten percent (10%) of the Adjusted Gross Revenues, which shall be paid no later than the end of the calendar year in which the Adjusted Gross Revenues are determined.
“Adjusted Gross Revenues” means gross revenues of the Company from any Re-run minus the sum of (i) production costs, (ii) marketing costs and (iii) distribution costs; provided that if such Re-run includes programming other than New Programming, the portion of Adjusted Gross Revenues which is attributable to New Programming shall be determined on a fair and equitable basis approved by the Founder.
          (k) Equity Awards. The Board shall in its sole discretion make an annual grant of stock options to Founder.
     6. Termination. The Founder’s employment hereunder may be terminated during the Employment Period under the following circumstances:
          (a) Death. The Founder’s employment hereunder shall terminate upon her death.
          (b) Disability. The Company shall have the right to terminate the Founder’s employment as a result of the Founder’s Disability (as defined below) as determined by a physician selected by the Founder, and reasonably acceptable to the Company. “Disability” shall mean (i) the Founder’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) the Founder is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Founder; or (iii) the Founder is determined to be totally disabled by the Social Security Administration.
          (c) Cause. The Company shall have the right to terminate the Founder’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Founder’s employment only upon the Founder’s:
          (i) willful gross misconduct or conviction of a felony after the Effective Date that, in either case, results in material and demonstrable damage to the business or reputation of the Company; or
          (ii) willful and continued failure to perform her duties hereunder (other than such failure resulting from legal necessity or after the issuance of a Notice of Termination by the Founder for Good Reason) within ten business days after the Company delivers to her a written demand for performance that specifically identifies the actions to be performed.
For purposes of this Section 6(c), no act or failure to act by the Founder shall be considered “willful” if such act is done by the Founder in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Founder’s good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to the Founder a copy of a resolution duly adopted by a majority of the Board (excluding the Founder for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days’) notice to the Founder and an opportunity for the Founder, together with her counsel, to be heard before the Board, finding that in the good faith opinion of the Board that “Cause” exists, and specifying the particulars thereof in detail. This Section 6(c) shall not prevent the Founder from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that the Founder has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.
          (d) Good Reason. The Founder may terminate her employment for “Good Reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “Good Reason” within ten business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Founder:
          (i) the assignment to the Founder of duties materially inconsistent with this Agreement or a material change in her titles or authority;
          (ii) any failure by the Company to comply with Section 5 hereof in any material way;
          (iii) the requirement of the Founder to relocate to locations other than those provided in Section 4 hereof;
          (iv) the failure of the Company to comply with and satisfy Section 12(a) of this Agreement; or
          (v) any material breach of this Agreement by the Company.
The Founder’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
          (e) Without Cause. The Company shall have the right to terminate the Founder’s employment hereunder without Cause by providing the Founder with a Notice of Termination.
          (f) Without Good Reason. The Founder shall have the right to terminate her employment hereunder without Good Reason by providing the Company with a Notice of Termination.
     7. Termination Procedure.
          (a) Notice of Termination. Any termination of the Founder’s employment by the Company or by the Founder during the Employment Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Founder’s employment under that provision.
          (b) Date of Termination. “Date of Termination” shall mean (i) if the Founder’s employment is terminated by her death, the date of her death, (ii) if the Founder’s employment is terminated pursuant to Section 6(b), thirty (30) days after the date of receipt of the Notice of Termination (provided that the Founder does not return to the substantial performance of her duties on a full-time basis during such thirty (30) day period), and (iii) if the Founder’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

     8. Compensation upon Termination or During Disability. In the event the Founder is disabled or her employment terminates during the Employment Period, the Company shall provide the Founder with the payments and benefits set forth below. The Founder acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of her employment during the Employment Period.
          (a) Termination by Company without Cause or by Founder for Good Reason. If the Founder’s employment is terminated by the Company without Cause (other than Disability) or by the Founder for Good Reason, subject in all respects to the application of Section 20(b) below:
          (i) the Company shall pay to the Founder, on or before the Date of Termination, a lump sum payment equal to the sum of (A) Talent Compensation and accrued vacation pay through the Date of Termination, (B) three million dollars ($3,000,000), and (C) the higher of (1) $5,000,000 or (2) three times the highest Annual Bonus paid with respect to any fiscal year beginning during the Employment Period;
          (ii) the Company shall continue to provide the Founder and her eligible spouse and dependents for a period equal to the greater of (A) the remaining term of the Employment Period, or (B) three years following the Date of Termination, the medical, hospitalization, dental and life insurance programs provided for in Section 5(g), as if she had remained employed; provided, that if the Founder, her spouse or her eligible dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide the Founder and her spouse and dependents with the economic equivalent of the benefits they otherwise would have been entitled to receive under such plans and programs; and provided, further, that such benefits shall terminate on the date or dates the Founder becomes eligible to receive equivalent coverage and benefits under the plans and programs of a subsequent employer at an equivalent cost to the Founder (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);
          (iii) the Company shall, consistent with past practice, reimburse the Founder pursuant to Section 5(e) for business expenses incurred but not paid prior to such termination of employment;
          (iv) until the third anniversary of the Date of Termination, the Company shall continue to provide the Founder with (A) the benefits set forth in Section 5(d) hereof and (B) an office and an assistant in each of New York, New York and Westport, Connecticut; and
          (v) the Founder shall be entitled to any other rights, compensation and/or benefits as may be due to the Founder in accordance with the terms and provisions of any agreements, plans or programs of the Company (other than any severance-based plan or program).
The payments and benefits provided for as subclause (A) of clause (i) above and in clause (iii) above are hereinafter referred to as the “Accrued Obligations.” To the extent any of the benefits provided for in clauses (ii) — (v) above are taxable to the Founder, and except as permitted by Section 409A (as defined in Section 20(a) below), any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year it will not affect the expenses eligible for reimbursement in a later taxable year, and any payments for reimbursements will be paid on or before the last day of the taxable year following the taxable year in which the expense was incurred.
          (b) Cause or by Founder without Good Reason. If the Founder’s employment is terminated by the Company for Cause or by the Founder other than for Good Reason, then the Company shall provide the Founder with her Accrued Obligations and shall have no further obligation to the Founder hereunder.
          (c) Disability. During any period that the Founder fails to perform her duties hereunder as a result of Disability, the Founder shall continue to receive her full Talent Compensation set forth in Section 5(a) until her employment is terminated pursuant to Section 6(b). In the event the Founder’s employment is terminated for Disability pursuant to Section 6(b), the Company shall provide the Founder with the excess, if any, of her full Talent Compensation over the amount of any long-term disability benefits that she receives under the Company’s welfare benefit plans and programs providing ‘disability pay’ within the meaning of Treasury Regulation Section 31.3121(v)(2)-1(b)(4)(iv)(C), payable in accordance with the normal payroll practices of the Company, for the remainder of the Employment Period and shall have no further obligations to the Founder hereunder.
          (d) Death. If the Founder’s employment is terminated by her death, the Company shall provide to the Founder’s beneficiary, legal representatives or estate, as the case may be, the Founder’s full Talent Compensation (less any long-term disability benefits paid to the Founder under the Company’s welfare benefit plans and programs providing ‘disability pay’ within the meaning of Treasury Regulation Section 31.3121(v)(2)-1(b)(4)(iv)(C)), payable in accordance with the normal payroll practices of the Company, for a period equal to the remaining term of the Employment Period and shall have no further obligations hereunder.
          (e) Mitigation. The Founder shall not be required to mitigate damages with respect to the termination of her employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Founder under this Agreement on account of subsequent employment except as specifically provided in this Section 8. Additionally, amounts owed to the Founder under this Agreement shall not be offset by any claims the Company may have against the Founder, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Founder or others.

9.	Confidential Information; Noncompetition; Nonsolicitation; Nondisparagement.
          (a) Confidential Information. Except as may be required or appropriate in connection with her carrying out her duties under this Agreement, the Founder shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Founder shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform her duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company, its affiliates or any businesses or investments of the Company or its affiliates, obtained by the Founder during the Founder’s employment by the Company and MSLO LLC that is not generally available public knowledge (other than by acts by the Founder in violation of this Agreement.)
          (b) Noncompetition. During the Employment Period and until the 12-month anniversary of the Founder’s Date of Termination if the Founder’s employment is terminated by the Company for Cause or the Founder terminates employment without Good Reason, the Founder shall not engage in or become associated with any Competitive Activity. For purposes of this Section 9(b), a “Competitive Activity” shall mean any business or other endeavor that engages in any country in which the Company has significant business operations to a significant degree in a business that directly competes with all or any substantial part of any of the Company’s businesses of (i) producing television and other video programs, (ii) designing, developing, licensing, promoting and selling merchandise through catalogs, direct marketing, Internet commerce and retail stores of the product categories in which the Company so participates using the Founder’s name, likeness, image, or voice to promote or market any such product or service, (iii) the creation, publication or distribution of regular or special issues of magazines, and (iv) any other business in which the Company is engaged during the term of this Agreement (the activities described in clauses (i) through (iv), in each case determined as of the date of the action alleged to be Competitive Activity, (the “Businesses”); provided, that, a Competitive Activity shall not include (i) any speaking engagement to the extent such speaking engagement does not promote or endorse a product or service which is competitive with any product or service of the Company, (ii) the writing of any book or article relating to subjects other than the Businesses (e.g., nonfiction relating to the Founder’s career or general business advice) or (iii) the television, video or music business so long as such activity does not relate to the Businesses. The Founder shall be considered to have become “associated with a Competitive Activity” if she becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Founder’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and her involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Founder shall not be prohibited from (a) owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Section 9(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Founder agrees that this Section 9(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
          (c) Nonsolicitation. During the Employment Period, and for 12 months after the Founder’s Date of Termination if the Founder’s employment is terminated by the Company for Cause or the Founder terminates employment without Good Reason, the Founder will not, directly or indirectly, (1) solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Founder) employed by the Company or its affiliated companies as of the Date of Termination, (2) solicit for employment by other than the Company any person known by the Founder (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies as of the date of the solicitation or (3) solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship.
          (d) Non-disparagement. During the Employment Term and for two (2) years thereafter, (i) neither the Founder, nor anyone acting on behalf of the Founder, shall make or publish any disparaging or derogatory statement (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the current directors or current executive vice presidents and above of any of them, in any public communication, or in any non-public communication with any member of the media or with any other person which may be reasonably expected to be publicly disseminated to the press or the media, and (ii) neither the Company nor any of its affiliated companies or businesses or their affiliates, current directors or current executive vice presidents and above, nor anyone authorized by the Company to speak on behalf of the Company, shall make or publish any disparaging or derogatory statement (whether written or oral) regarding the Founder in any public communication, or in any non-public communication with any member of the media or with any other person which may be reasonably expected to be publicly disseminated to the press or the media.
          (e) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, the Founder agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Founder acknowledging that damages would be inadequate and insufficient.
     10. Indemnification.
          (a) General. The Company agrees that if the Founder is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Founder is or was a trustee, director, officer or employee of the Company, MSLO LLC, or any predecessor to MSLO LLC (including any sole proprietorship owned by the Founder) or any of their affiliates or is or was serving at the request of the Company, MSLO LLC, any predecessor to MSLO LLC (including any proprietorship owned by the Founder), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Founder shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Founder in connection therewith. Such indemnification and this Section 10(a) shall continue as to the Founder even if the Founder has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of her heirs, executors and administrators or upon any termination of this Agreement. In addition, the Company shall indemnify and hold harmless the Founder in connection with any claim for indemnification under clause (bb) of paragraph 11(a) of the Production Agreement (as defined in the Prior Employment Agreement).
          (b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.
          (c) Enforcement. If a claim or request under this Section 10 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Founder may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Founder shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.
          (d) Partial Indemnification. If the Founder is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Founder for the portion of such Expenses to which the Founder is entitled.
          (e) Advance of Expenses. Expenses incurred by the Founder in connection with any Proceeding shall be paid by the Company in advance upon request of the Founder that the Company pay such Expenses, but only in the event that the Founder shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Founder is not entitled to indemnification and (ii) a statement of her good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
          (f) Notice of Claim. The Founder shall give to the Company notice of any claim made against her for which indemnification will or could be sought under this Agreement. In addition, the Founder shall give the Company such information and cooperation as it may reasonably require and as shall be within the Founder’s power and at such times and places as are convenient for the Founder.
          (g) Defense of Claim. With respect to any Proceeding as to which the Founder notifies the Company of the commencement thereof:
          (i) The Company will be entitled to participate therein at its own expense;

          (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Founder, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Founder also shall have the right to employ her own counsel in such action, suit or proceeding if she reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Founder, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.
          (iii) The Company shall not be liable to indemnify the Founder under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Founder without the Founder’s written consent. Neither the Company nor the Founder will unreasonably withhold or delay their consent to any proposed settlement.
          (h) Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which the Founder may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.
          (i) Timing of Reimbursements or Expenses. To the extent required under Section 409A (as defined in Section 20(a) below), any reimbursements or expenses provided under this Section 10 shall be subject to the limitations on payment and reimbursement of taxable expenses set forth in Section 8(a).
     11. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Founder regarding any provision of this Agreement, the Company shall reimburse the Founder for all legal fees and expenses reasonably incurred by the Founder in connection with such contest or dispute, but only if the Founder prevails to a substantial extent with respect to the Founder’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses. In addition to the foregoing, the Company shall reimburse the Founder for all reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement. To the extent required under Section 409A (as defined in Section 20(a) below), any reimbursements or expenses provided under this Section 11 shall be subject to the limitations on payment and reimbursement of taxable expenses set forth in Section 8(a).
     12. Successors; Binding Agreement.
          (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor

(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          (b) Founder’s Successors. No rights or obligations of the Founder under this Agreement may be assigned or transferred by the Founder other than her rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Founder’s death, this Agreement and all rights of the Founder hereunder shall inure to the benefit of and be enforceable by the Founder’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Founder’s interests under this Agreement. If the Founder should die following her Date of Termination while any amounts would still be payable to her hereunder if she had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Founder, or otherwise to her legal representatives or estate.
     13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Founder:
At her residence address most recently filed with the Company.
If to the Company:
Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, NY 10036
Attention: General Counsel
Tel: (212) 827-8000
Fax: (212) 827-8188
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     14. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Founder and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Founder’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Except as otherwise provided in Section 10 hereof with respect to indemnification under Delaware law, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.
     15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     17. Entire Agreement. This Agreement, the Intellectual Property License Agreement and Preservation Agreement, dated as of October 22, 1999, and the Intangible Asset License Agreement, dated June 13, 2008, as amended, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter including, without limitation, the Prior Employment Agreement. The parties agree that the Prior Employment Agreement has been terminated effective as of 11.59 PM on the day immediately preceding the Effective Date.
     18. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.
     19. Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
     20. Section 409A.
          (a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Founder is hereby advised to seek independent advice from her tax advisor(s) with respect to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations.
          (b) If the Executive is deemed on the date of termination of her “separation from service” with the Company to be a “specified employee”, each within the meaning of Section 409A(a)(2)(B) of the Code, then with regard to any payment or the providing of any benefit under this Agreement, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Founder’s separation from service, or (ii) the date of the Founder’s death, if and to the extent such six-month delay is required to comply with Section 409A(a)(2)(B) of the Code. In such event, on or promptly after the first business day following the six-month-delay period, all payments delayed pursuant to this Section 20 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (c) If under this Agreement, an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 9th day of April, 2009.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Charles A. Koppelman

Name: Charles A. Koppelman
Title: Principal Executive Officer

/s/ Martha Stewart

Martha Stewart